CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-99395 on Form N-1A of our reports dated May 27, 2010, relating to the financial statements and financial highlights of BBIF Government Securities Fund (the “Fund) (formerly known as WCMA Government Securities Fund) and Master Government Securities LLC, appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2010. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

July 28, 2010